EXHBIT 99.1

Press Release

For further information, please contact:
Daniel R. Kadolph, Senior Vice President and Chief Financial Officer (708) 450-6759

MIDWEST BANC HOLDINGS REPORTS FIRST QUARTER RESULTS

•	Recovery continues

•	Loan volume and asset quality improve from prior quarter and year-earlier period

EPS Highlights

•	First quarter diluted earnings per share was $0.22 compared to ($0.31) in the 4Q04.

•	Diluted earnings per share decreased compared to $0.26 for 1Q04, when $2.9 million of securities gains were recognized.

Balance Sheet Highlights (3/31/05 versus 12/31/04)

•	Total assets increased 2.3% to $2.3 billion

•	Total loans increased 4.7% to $1.3 billion

•	Loan to deposit ratio rose to 76.97% from 73.13%

•	Deposits decreased 0.5% to $1.7 billion

Income Statement Highlights (1Q05 versus 1Q04)

•	Net income declined 15.4% to $4.1 million or $0.22 per diluted share

•	Operating income increased 29.7% to $4.0 million from $3.1 million for 1Q04. Operating income is defined as net income less securities gains, net of tax.

•	Net interest income increased 6.7% to $15.1 million

•	Interest income increased 6.3% to $27.7 million as loans grew

•	Interest income on loans increased 16.9% to $19.3 million

•	Interest expense rose 5.7% to $12.6 million, due to higher deposit costs

•	Net recoveries and improved asset quality reduced provision for loan losses 43.1%

•	Noninterest income, excluding gains on securities transactions, rose $1.7 million to $2.8 million

•	Salaries and employee benefits rose 14.3% to $7.4 million as key staff members were added

•	Professional services costs rose 37.2% to $1.2 million due to higher internal and external audit expenses

Income Statement Highlights (1Q05 versus 4Q04)

•	Net income increased to $4.1 million, or $0.22 per diluted share, from loss of $5.6 million, or ($0.31) per diluted share, when the impairment charge and expenses related to the balance sheet repositioning were recognized

•	Operating income increased to $4.0 million from $987,000

•	Net interest income decreased by 6.4% to $15.1 million; 4Q04 reflects $2.1 million of accelerated accretion for a purchase accounting adjustment on prepaid FHLB advances

•	Interest income increased 1.8% to $27.7 million from $27.2 million

•	Interest income on loans increased 7.2% to $19.3 million

•	Interest expense rose 13.8% to $12.6 million from $11.1 million; 4Q04 reflects $2.1 million of accelerated accretion for a purchase accounting adjustment on prepaid FHLB advances

•	Provision for loan losses declined 80.1% due to improved asset quality

•	Noninterest income, excluding gains on securities transactions, decreased $331,000

•	Salaries and employee benefits increased 11.9% to $7.4 million from $6.6 million

•	Audit, Sarbanes-Oxley compliance, legal and other professional services costs declined 19.5% to $1.2 million from $1.5 million

Asset Quality Highlights

•	Net recoveries of charge-offs returned $164,000 to the allowance for loan losses

•	Allowance for loan losses was 1.44% of total loans, versus 1.46% at year end and 1.48% at 3/31/04

•	Allowance for loan losses rose to 2.08 times nonperforming loans from 1.82 times at year end and 1.08 times at 3/31/04

•	Nonperforming loans declined to 0.69% of total loans from 0.80% at year end and 1.37% at 3/31/04

•	Nonperforming assets declined to 0.78% of total assets from 0.81% at year end and 0.96% at 3/31/04

MELROSE PARK, IL (May 10, 2005) – Midwest Banc Holdings, Inc. (NASDAQ:MBHI) today reported that higher loan levels and stronger asset quality helped drive earnings performance in the first quarter ended March 31, 2005. Net income declined 15.4% to $4.1 million from $4.8 million a year ago, largely due to the absence of securities gains recorded in the prior year and higher staff levels in the current period. Diluted earnings per share declined to $0.22 from $0.26 in the prior year.

“The repositioning of our largest subsidiary, Midwest Bank and Trust Company, gathered momentum in the first quarter, thanks to some very hard work by a large number of people, and that repositioning added strength to our consolidated results,” said James J. Giancola, president and chief executive officer. “Total loans during the first quarter increased nearly 5% to $1.3 billion and our loan to deposit ratio expanded to 77% from 73% at year end and 68% a year ago. Net interest income grew 9.5% after provision for loan losses and asset quality continued to improve.”

Giancola said the negative swing in the company’s net gains on its securities portfolio was expected as the company deemphasizes securities and trading activities as a source of income. Net gains on securities transactions were $112,000 in the first quarter of 2005, down from $2.9 million a year earlier, while net trading profits were $45,000 in 2005 compared with net trading losses of $1.8 million in the prior year.

“Going forward, investments will constitute a smaller portion of our assets and a much smaller portion of the risk in our organization,” he noted. “It’s our plan to create a high-performing holding company according to the Super Community Bank model, which entails emphasis on loans, deposits, fee income, close customer relationships and all the fundamental blocking and tackling of banking.”

Increased salary and benefit expense in the first quarter reflected the growth of full-time equivalents to 457 at March 31, 2005 from 442 a year earlier. Most of this expansion was focused on Midwest Bank and Trust Company, with priority placed on commercial lending and risk management. “We still have much to accomplish in a robust and competitive market, but the first quarter results showed progress in almost all of our targeted areas,” Giancola said.

First-quarter 2005 improvements followed the initiation of repositioning strategies in the fourth quarter of last year, as the company recorded gains on both a year-to-year and sequential basis. First quarter interest income increased 1.8% to $27.7 million from $27.2 million in the fourth quarter, while interest expense rose to $12.6 million from $11.1 million, a 13.8% increase. The provision for loan losses declined 80.1%, to $430,000, due to improved asset quality and net recoveries, while professional services costs—including audit, legal and Sarbanes-Oxley compliance expense—declined 19.5% to $1.2 million from $1.5 million. The company posted a loss of $5.6 million, or ($0.31) per diluted share, in the fourth quarter, due to a number of charges related to changes in key management positions, the balance sheet repositioning and the impairment charge on its FNMA Series F perpetual preferred equity securities.

Loan Growth Drove First Quarter Interest Income

First quarter loan growth continued the fourth quarter pace of improvement, with loans increasing 4.7% to $1.3 billion at March 31, 2005 from $1.2 billion at December 31, 2004 and up 19.7% from $1.1 billion a year ago. The company reported increases in all major categories of loans, including commercial, commercial real estate, agriculture and consumer real estate.

At the same time, asset quality continued to improve in the first quarter. Nonperforming loans declined to 0.69% of total loans from 0.80% at year end and 1.37% a year earlier. The allowance for loan losses increased 3.3% from year end to $18.6 million and was up 16.9% from a year ago. The allowance for loan losses was 2.08 times the level of nonperforming loans at March 31, 2005, up from 1.82 times at year end and 1.08 times a year ago.

“While loan volume and quality have improved, we also are increasing our efforts to recover charge-offs and other nonperforming loans,” Giancola added. “In the first quarter, net charge-offs were actually a positive $164,000, or 0.05% of total loans, because we recovered more than we wrote off during the quarter. We certainly do not expect this type of performance in most quarters, but the recent results are certainly gratifying.”

The company continued the repositioning of its securities portfolio, with a goal of reducing securities as a percentage of earning assets and focusing these investments on the funding of loan growth. During the first quarter, however, the securities portfolio increased 27.7% to $814.7 million compared with $637.9 million at year end, due to the investment of cash equivalents. As a result, cash equivalents decreased by $183.6 million through the purchase of higher-yielding investment securities, concurrent with the arrival of the Company’s new Chief Investment Officer, David M. Viar.

During the first quarter, the company invested $226.9 million in hybrid adjustable rate mortgage-backed securities with a weighted average yield of 4.85% and $35.1 million in 15-year fixed mortgage-backed securities with an average yield of 4.72%. The company expects these securities to provide added liquidity to fund future loan growth. During the first quarter, the average fed funds sold totaled $48.3 million with a weighted average yield of 2.09%. Subsequently, these funds have been reinvested into marketable securities. The opportunity cost of having the average cash equivalents was approximately $266,000, assuming an average taxable securities yield of 4.45% was used.

Funding Costs Increased

Total deposits at the end of the first quarter were essentially unchanged from year end 2004 at $1.7 billion, although the company has initiated a number of recent marketing efforts to attract new deposits. The average yields on interest-bearing deposits, primarily money market and savings accounts, increased to 2.28% during the quarter, up 28 basis points from the year-earlier period and 4 basis points from the fourth quarter.

Yields on interest-bearing liabilities increased to 2.64% in the first quarter, up by 40 basis points from the fourth quarter and 20 basis points from the year-earlier period. At the same time, total average borrowings declined 15.9% to $412.1 million in the first quarter from $490.3 million in the fourth quarter of 2004, due largely to the prepayment of $115.0 million in FHLB advances in the fourth quarter of 2004. Total average borrowings were down 19.9% from March 31, 2004.

Noninterest Income and Noninterest Expenses Increased During the Quarter

Noninterest income, excluding net gains on securities transactions, increased 160.6% to $2.8 million for the first quarter of 2005 versus $1.1 million the same period in 2004. Noninterest income, excluding net gains on securities transactions, rose to 0.51% of average assets from 0.19% in 2004. The increase in noninterest income year over year resulted primarily from the following factors:

•	Net trading profits of $45,000 in 2005 compared with trading losses of $1.8 million a year ago.

•	Insurance and brokerage commissions increased 6.0% to $514,000.

•	Customer services fees decreased by 5.4% to $1.4 million.

•	Gains on sales of loans decreased 61.5% to $62,000, due to lower mortgage refinancing volume and more variable rate mortgages which were retained in the portfolio rather than sold.

•	Cash surrender value of life insurance decreased 8.9% to $422,000

•	Trust income decreased 6.0% to $140,000

•	Net gains on securities transactions decreased 96.1% to $112,000

Total noninterest expenses increased 10.4% to $12.2 million during the first quarter of 2005, versus $11.0 million the same period in 2004, while the ratio of noninterest expenses to average assets widened to 2.20% from 1.95%. At the same time, the company’s efficiency ratio improved to 64.81% in the first quarter of 2005 from 66.97% for the same period in 2004, due primarily to increases in net interest income and other income. The increase in total noninterest expenses in the first quarter, compared to the prior year period, resulted from the following factors:

•	Salaries and employee benefits expense increased 14.3% to $7.4 million, reflecting 15 additions to management.

•	Occupancy expense increased 2.2% to $1.7 million.

•	Professional services expense rose 37.2% to $1.2 million, largely reflecting increases in internal and external audit expense, some of it relating to Sarbanes-Oxley compliance.

•	Marketing expenses rose 76.4% to $546,000 as marketing programs were expanded.

Midwest Banc Holdings reported a small increase in its effective tax rate to 24.7% in the first quarter from 23.6% a year ago.

Other Real Estate Owned Increased Through Development

Other real estate owned, primarily consisting of a 103-unit townhome project, increased 7.2% to $8.8 million at March 31, 2005 as development of the project continued. When Midwest Bank and Trust Company acquired title in 2003, the property consisted of 3 finished units and 101 lots to be developed. The builder hired to develop the project has upgraded units and begun marketing of the property.

Information on MBHI is available on the Internet at www. midwestbanc.com.

Midwest Banc Holdings, Inc. provides a wide range of retail and commercial lending services, personal and corporate trust services, residential mortgage origination, and securities and insurance brokerage activities throughout the greater Chicago metropolitan area and Western Illinois. The Company’s principal operating subsidiaries are: Midwest Bank and Trust Company, Midwest Bank of Western Illinois, Midwest Financial and Investment Services, Inc., and Midwest Bank Insurance Services, L.L.C.

###

This press release contains certain “Forward-Looking Statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and should be reviewed in conjunction with the Company’s Annual Report on Form 10-K and other publicly available information regarding the Company, copies of which are available from the Company upon request. Such publicly available information sets forth certain risks and uncertainties related to the Company’s business which should be considered in evaluating “Forward-Looking Statements.”

MIDWEST BANC HOLDINGS, INC.
CONSOLIDATED FINANCIAL HIGHLIGHTS

* Diluted net earnings per share was $0.22 for the first quarter of 2005

—	Compared to $0.26 for the first quarter of 2004, a 15.4 % decrease

—	Compared to ($0.31) for the fourth quarter of 2004

* Net income was $4.1 million for the first three months of 2005

—	Compared to $4.8 million for the first three months of 2004, a 15.4% decrease

—	Compared to ($5.6) million for the fourth quarter of 2004, a 172.9% improvement

* Operating income was $4.0 million for the first three months of 2005

—	Compared to $3.1 million for the first three months 2004, a 29.7% increase

—	Compared to $1.0 million for the fourth quarter of 2004, a 306.7% increase

* Return on average assets was 0.74% for the first quarter of 2005

—	Compared to 0.85% for the first quarter of 2004

—	Compared to (0.96%) for the fourth quarter of 2004

* Return on average equity was 11.71% for the first quarter of 2005

—	Compared to 13.45% for the first quarter of 2004

—	Compared to (16.01%) for the fourth quarter of 2004

* Net interest margin was 3.03% for the first three months of 2005

—	Compared to 2.84% for the first three months of 2004

—	Compared to 3.14% for the fourth quarter of 2004

* Average loans for the quarter grew $75.9 million, or 25.7% annualized, from the fourth quarter of 2004 to the first quarter of 2005

—	Compared to a $179.1 million, or a 16.6% increase from 2004 first quarter averages

* Nonperforming loans were $8.9 million at March 31, 2005 or 0.69% of loans

—	Compared to $9.9 million or 0.80% at December 31, 2004

—	Compared to $14.7 million or 1.37% at March 31, 2004

* Net charge-off rate was (0.05%) for the first quarter of 2005

—	Compared to 0.19% for the fourth quarter of 2004

—	Compared to 0.22% for the first quarter of 2004

* Allowance for loan losses at March 31, 2005 of $18.6 million was 1.44% of loans

—	Compared to $18.0 million or 1.46% of loans at December 31, 2004 and $15.9 million or 1.48% at March 31, 2004

—	Equaled 2.08 times nonperforming loans at March 31, 2005

—	Compared to 1.82 times at December 31, 2004 and 1.08 times at March 31, 2004

* Efficiency ratio was 64.81% for the first three months of 2005

—	Compared to 66.97% for the first three months of 2004

—	Compared to 83.01% for the fourth quarter of 2004

* Capital ratios at March 31, 2005

—	Tier I capital to risk-weighted assets 13.02%

—	Tier II capital to risk-weighted assets 14.27%

—	Leverage 9.13%

—	Equity-to-assets 5.94%

—	Tangible capital-to-assets 5.75%

* Book value per share at March 31, 2005 was $7.44

—	Compared to $7.66 at December 31, 2004

—	Compared to $8.01 at March 31, 2004

Additional financial data are contained in the accompanying tables.

MIDWEST BANC HOLDINGS, INC.
CONSOLIDATED FINANCIAL HIGHLIGHTS
CONSOLIDATED BALANCE SHEETS
(In thousands)

	(Unaudited)
	March 31,	December 31,
	2005	2004
ASSETS
Cash and cash equivalents	$50,405	$55,737
Federal funds sold and other short-term investments	4,124	187,694
Securities available-for-sale	731,405	548,211
Securities held-to-maturity (fair value: $82,145 at March 31, 2005 and $89,800 at December 31, 2004)	83,261	89,733
Loans	1,287,943	1,230,400
Allowance for loan losses	(18,555)	(17,961)

Net loans	1,269,388	1,212,439
Cash surrender value of life insurance	49,922	49,500
Premises and equipment, net	26,998	27,521
Other real estate	8,818	8,224
Core deposit and other intangibles, net	2,109	2,217
Goodwill	4,360	4,360
Other assets	56,963	51,177

Total assets	$2,287,753	$2,236,813

LIABILITIES AND STOCKHOLDERS’ EQUITY
LIABILITIES
Deposits
Non-interest-bearing	$159,450	$176,995
Interest-bearing	1,513,945	1,505,426

Total deposits	1,673,395	1,682,421
Federal funds purchased	22,250	—
Securities sold under agreements to repurchase	235,813	198,401
Advances from the Federal Home Loan Bank	131,127	133,628
Junior subordinated debt owed to unconsolidated trusts	55,672	55,672
Other liabilities	33,704	29,268

Total liabilities	2,151,961	2,099,390

STOCKHOLDERS’ EQUITY
Preferred stock, $.01 par value, 1,000,000 shares authorized; none issued	—	—
Common stock, $.01 par value, 24,000,000 shares authorized; 18,668,140 issued	187	187
Surplus	65,746	65,781
Retained earnings	97,722	95,829
Unearned stock-based compensation	(2,476)	(2,642)
Accumulated other comprehensive loss	(23,253)	(16,457)
Treasury stock, at cost (426,989 shares at March 31, 2005 and 586,413 shares at December 31, 2004)	(2,134)	(5,275)

Total stockholders’ equity	135,792	137,423

Total liabilities and stockholders’ equity	$2,287,753	$2,236,813

MIDWEST BANC HOLDINGS, INC.
CONSOLIDATED FINANCIAL HIGHLIGHTS
CONSOLIDATED STATEMENTS OF INCOME (UNAUDITED)
(In thousands, except per share data)

	Three Months Ended
	March 31,		December 31,
	2005	2004	2004
Interest Income
Loans	$19,314	$16,518	$18,020
Securities
Taxable	7,971	8,816	8,745
Exempt from federal income taxes	122	297	152
Trading securities	66	—	—
Federal funds sold and other short-term investments	253	462	316

Total interest income	27,726	26,093	27,233
Interest Expense
Deposits	8,549	7,157	8,416
Federal funds purchased	71	2	58
Securities sold under agreement to repurchase	1,369	1,400	1,393
Advances from the Federal Home Loan Bank	1,623	2,494	268
Junior subordinated debt owed to unconsolidated trusts	985	853	938
Notes payable	9	20	—

Total interest expense	12,606	11,926	11,073

Net interest income	15,120	14,167	16,160
Provision for loan losses	430	756	2,156

Net interest income after provision for loan losses	14,690	13,411	14,004
Noninterest Income
Customer service fees	1,359	1,436	1,427
Net gains (losses) on securities transactions	112	2,866	(823)
Impairment loss on equity securities	—	—	(10,098)
Net trading gains (losses)	45	(1,832)	173
Gains on sales of loans	62	161	101
Insurance and brokerage commissions	514	485	688
Trust	140	149	156
Increase in cash surrender value of life insurance	422	463	374
Other	265	215	219

Total noninterest income	2,919	3,943	(7,783)
Noninterest Expenses
Salaries and employee benefits	7,405	6,481	6,618
Occupancy and equipment	1,730	1,692	1,815
Professional services	1,209	881	1,502
Prepayment fees on FHLB advances	—	—	4,215
Other	1,844	1,987	2,671

Total noninterest expenses	12,188	11,041	16,821

Income (loss) before income taxes	5,421	6,313	(10,600)
Provision for income taxes	1,339	1,488	(4,998)

Net Income (Loss)	$4,082	$4,825	$(5,602)

Basic earnings per share	$0.22	$0.27	$(0.31)

Diluted earnings per share	$0.22	$0.26	$(0.31)

Cash dividends per common share	$0.12	$0.12	$0.12

Average common shares outstanding
Basic	18,147	17,865	17,906
Diluted	18,439	18,348	18,291

MIDWEST BANC HOLDINGS, INC.
CONSOLIDATED FINANCIAL HIGHLIGHTS
(In thousands, except per share data)

	Three Months Ended
	March 31,		December 31,	September 30,	June 30,
	2005	2004	2004	2004	2004
Income Statement Data:
Net income (loss)	$4,082	$4,825	$(5,602)	$(31)	$3,184
Operating income (1)	4,014	3,096	987	3,452	3,636
Net overhead expense to average assets (2) (3)	1.69%	1.76%	2.34%	1.59%	1.34%
Efficiency ratio (3) (4) (8)	64.81	66.97	83.01	69.91	63.19
Noninterest income to average assets (3)	0.51	0.19	0.54	0.67	0.69
Noninterest expense to average assets	2.20	1.95	2.87	2.26	2.03
Per Share Data and Other:
Earnings per share (basic)	$0.22	$0.27	$(0.31)	$0.00	$0.18
Earnings per share (diluted)	0.22	0.26	(0.31)	0.00	0.17
Cash dividends declared	0.12	0.12	0.12	0.12	0.12
Book value at end of period	7.44	8.01	7.66	7.75	7.82
Tangible book value at end of period	7.21	7.76	7.42	7.50	7.58
Stock price at end of period	19.91	23.66	21.87	19.22	22.30
Average stock price	21.20	23.72	20.98	19.56	22.83
Full time equivalent employees	457.00	442.00	459.00	459.00	447.00
Selected Financial Ratios:
Return on average assets (5)	0.74%	0.85%	-0.96%	-0.01%	0.56%
Return on average equity (6)	11.71	13.45	-16.01	-0.09	9.10
Dividend payout	53.63	44.43	-38.36	-6,928.65	67.39
Loan to deposit	76.97	68.33	73.13	69.25	70.97
Average equity to average assets	6.28	6.33	5.97	5.99	6.21
Capital to assets	5.94	6.34	6.14	5.56	6.13
Tangible capital to assets	5.75	6.15	5.95	5.39	5.94
Tier I capital to risk-weighted assets	13.02	13.22	13.27	11.95	12.86
Tier II capital to risk-weighted assets	14.27	14.43	14.65	13.13	14.02
Net interest margin (tax equivalent) (7) (8)	3.03	2.84	3.14	2.72	2.61
Allowance for loan losses to total loans at the end of period	1.44	1.48	1.46	1.43	1.41
Net loans charged off to average total loans	-0.05	0.22	0.19	0.10	0.20
Nonperforming loans to total loans at the end of period (9)	0.69	1.37	0.80	0.83	1.12
Nonperforming assets to total assets (10)	0.78	0.96	0.81	0.67	0.84
Allowance to nonperforming loans	2.08x	1.08x	1.82x	1.73x	1.26x

	March 31,		December 31,	September 30,	June 30,
	2005	2004	2004	2004	2004
Balance Sheet Data:
Total assets	$2,287,753	$2,255,153	$2,236,813	$2,492,461	$2,283,083
Total earning assets	2,106,733	1,952,606	2,056,038	2,134,897	1,955,969
Average assets (quarter-to-date)	2,249,926	2,277,790	2,330,635	2,364,437	2,268,287
Total loans	1,287,943	1,075,530	1,230,400	1,143,805	1,140,219
Average loans (quarter-to-date)	1,257,140	1,078,067	1,181,282	1,122,953	1,096,675
Total securities	814,666	689,832	637,944	985,457	806,609
Average securities (quarter-to-date)	771,325	848,814	902,733	1,025,059	821,393
Allowance for loan losses	18,555	15,879	17,961	16,364	16,088
Total deposits	1,673,395	1,573,920	1,682,421	1,651,681	1,606,649
Average deposits (quarter-to-date)	1,669,362	1,597,309	1,674,262	1,644,246	1,588,455
Borrowings	444,862	514,911	387,701	673,226	505,089
Stockholders’ equity	135,792	143,043	137,423	138,685	139,966
Tangible stockholders’ equity (11)	131,432	138,683	133,063	134,325	135,606
Average equity (quarter-to-date)	141,343	144,232	139,185	141,606	140,777
Common Shares Outstanding	18,241	17,869	17,932	17,902	17,897
Average Shares Outstanding (quarter -to-date)	18,147	17,865	17,906	17,899	17,880

(1)	Operating income. The following table reconciles reported net income to operating income for the periods presented:

QTD	1Q05	1Q04	4Q04	3Q04	2Q04
Net income	$4,082	$4,825	$(5,602)	$(31)	$3,184
Less net securities gains (losses), net of tax	68	1,729	(6,589)	(3,483)	(452)

Operating income	$4,014	$3,096	$987	$3,452	$3,636

(2)	Noninterest expenses less noninterest income divided by average total assets.

(3)	Excludes net gains or losses on securities transactions.

(4)	Noninterest expense less amortization and other real estate expenses divided by the sum of net interest income (tax equivalent) plus noninterest income.

(5)	Net income divided by quarter to date average assets.

(6)	Net income divided by quarter to date average equity.

(7)	Net interest income, on a tax equivalent basis, divided by quarter to date average interest earning assets.

(8)	The following table reconciles reported net interest income on a tax equivalent basis for the periods presented:

QTD	1Q05	1Q04	4Q04	3Q04	2Q04
Net interest income	$15,120	$14,167	$16,160	$14,241	$13,090
Tax equivalent adjustment to net interest income	602	905	675	667	637

Net interest income, tax equivalent basis	$15,722	$15,072	$16,835	$14,908	$13,727

(9)	Includes total nonaccrual and all other loans 90 days or more past due.

(10)	Includes total nonaccrual, all other loans 90 days or more past due, and other real estate owned.

(11)	Stockholders’ equity less goodwill. The following table reconciles reported stockholders’ equity to tangible stockholders’ equity for the periods presented:

	1Q05	1Q04	4Q04	3Q04	2Q04
Stockholders’ equity	$135,792	$143,043	$137,423	$138,685	$139,966
Goodwill	4,360	4,360	4,360	4,360	4,360

Tangible stockholders’ equity	$131,432	$138,683	$133,063	$134,325	$135,606